Schedule “A”

LITHIUM EXPLORATION GROUP.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

     I, Alexander Walsh, Chief Executive Officer of Lithium Exploration Group, Inc. , a Nevada corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 78.1955of the Nevada General Corporation Law, hereby make this Certificate of Designation under the corporate seal of the Corporation and hereby state and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors duly adopted the following resolutions on January 4, 2014:

     RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Corporation’s Articles of Incorporation, the Board hereby authorizes the designation of Two Million (2,000,000) shares of a new series of preferred stock entitled Series B Convertible Preferred Stock (the “Series B Preferred Shares”) with which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.1	Designation and Rank.

1.1.1        The Series B Preferred Stock shall rank senior to the Corporation’s common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Corporation which by their terms do not rank senior to the Series B Preferred Stock ("Junior Stock"). The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

1.1.2        The Series B Preferred Shares shall be issuable only in consideration of the extinguishment of existing debt convertible into the Corporation's class A common stock, par value $0.001 per share (the "Common Stock")on the basis of 1 Series B Preferred Share for each $1 of such convertible debt. It is the Corporation‘s expectation that, for the purposes of Rule 144 promulgated under the Securities Act of 1933, any Common Stock issued pursuant to the conversion of Series B Preferred Shares (including but not limited stock converted pursuant to original issue Series B Preferred Shares, or pursuant to Series B Preferred Shares subsequently issued pursuant to any penalty or returned conversion amounts hereunder) will tack back to the original date of the applicable convertible debt instrument extinguished in consideration of the Series B Preferred Shares.

1.1.3        The "Conversion Price" of the Series B Preferred Shares shall be the lower of 50% of the lowest reported sale price of the common stock for the 20 trading days immediately prior to (i) the closing date of the applicable convertible debt instrument of the Corporation from which the applicable Series B Preferred Shares were converted, or (ii) 50 % of the lowest reported sale price for the 20 days prior the conversion date of the Series B Preferred Shares.

1.2        Conversion. A holder, a holder of Series B Preferred Shares (collectively, the "Holders" and each a "Holder") shall have the right, at such Holder's option, to convert the Series B Preferred Shares into shares of the Corporation's class A common stock, par value $0.001 per share (the "Common Stock") (as converted, the "Conversion Shares"), on the following terms and conditions:

1.3        Conversion Rights and Cashless Exercise. The Holder will have the right at its election at any time, to convert all or part of the Series B Preferred Shares into fully paid and non-assessable shares of common stock of Lithium Exploration Group, Inc. (as such stock exists on the date of designation of the Series B Preferred Shares, or any shares of capital stock of the Corporation into which such stock is hereafter changed or reclassified, the "Common Stock") as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Corporation and the Holder, at no time will the Holder convert any amount of the Series B Preferred Shares into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of the Corporation, as calculated in accordance with sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) Shares from any such conversion will be delivered to Holder (in any name directed by Holder) by 2:30pm EST within 3 (three) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer.

1.4.        Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price, as illustrated below. The Holder and the Corporation shall maintain records showing the principal amount(s) converted and the date of such conversion(s). If no objection is delivered from the Corporation to Holder regarding any variable or calculation of the conversion notice within 24 (twenty-four) hours of delivery of the conversion notice in substantially the form attached hereto as Exhibit A (the “Notice of Conversion”), the Corporation shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Notice of Conversion and waive any objection thereto. The Corporation acknowledges and agrees that, absent a duly delivered objection notice as required above, the Holder shall materially rely on the confirmation and ratification of the conversion price and, notwithstanding subsequent information to the contrary that such computation was made in error, such deemed conversion price shall thereafter be the conversion price for purposes of such conversion.

# Shares = Conversion Amount (Number of Series B Preferred Shares Tendered for Conversion)
Conversion Price

1.5        Reservation of Shares. As of the issuance date of the Series B Preferred Shares and for the remaining period during which the conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the Series B Preferred Shares. The issuance of any Series B Preferred Shares constitutes full authority to the officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of Common Stock upon the conversion of the Series B Preferred Shares.

1.6        Delivery of Conversion Shares. Shares from any such conversion will be delivered to Holder by 2:30pm EST within 3 (three) business days of conversion notice delivery (see 3.1) by “DWAC/FAST” electronic transfer (such date, the “Share Delivery Date”). For example, if Holder delivers a conversion notice to the Corporation at 5:15 pm eastern time on Monday January 1st, the Corporation ‘s transfer agent must deliver shares to Holder’s broker via “DWAC/FAST” electronic transfer by no later than 2:30 pm eastern time on Thursday January 4th. If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, Holder, at any time prior to selling those shares (in whole or in part), may rescind that particular conversion (in whole or in part) and have the conversion amount (in whole or in part) returned to the balance of Series B Preferred Shares with the conversion shares (in whole or in part) returned to the Corporation. The Corporation will make its best efforts to deliver shares to Holder same day / next day.

1.6.1 Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder (including election to pursue its rights under this Section 2.6 and subsections), at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation‘s failure to timely deliver shares of Common Stock upon conversion of the Series B Preferred Shares as required pursuant to the terms hereof.

1.6.2 Conversion Delay Penalties. Holder may assess, at its election, penalties or liquidated damages (both referred to herein as “penalties”) as follows.

1.6.2. A. For each conversion, the Corporation agrees to deliver share issuance instructions to its transfer agent same day or next day. In the event that the share issuance instructions are not delivered to the Corporation‘s transfer agent by the next day, a penalty of 2,000 Series B Preferred Shares per day will be assessed for each day until share issuance instructions are delivered to the transfer agent (2,000 Series B Preferred Shares per day inclusive of the day of conversion); and such additional Series B Preferred Shares will be promptly issued to the Holder thereafter.

1.6.2. B. For each conversion, in the event that shares are not delivered by the third business day (inclusive of the day of conversion), a penalty of 2,000 Series B Preferred Shares per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such additional Series B Preferred Shares will be promptly issued to the Holder thereafter. The Corporation will not be subjected to any penalties once its transfer agent processes the shares to the DWAC system.

1.6.3 If failure to deliver Conversion Shares occurs as follows, the Holder may elect to enforce one or more of these remedies at its sole election.

1.6.3. A. In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit to the Holder the shares on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or if the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions and other fees, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either (x) reinstate the portion of the Series B Preferred Shares and equivalent number of shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded), (y) deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder, or (z) pay in cash to the Holder the amount obtained by multiplying (1) the number of Shares that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.

1.6.3. B. If the Corporation fails for any reason to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate) and if the Holder incurs a Market Price Loss, then at any time subsequent to incurring the loss the Holder may provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Market Price Loss and the Corporation must make the Holder whole by either of the following options at Holder’s election:

Market Price Loss = [(VWAP on the day of conversion) x (Number of shares receivable from the conversion)] – [(Sales price realized by Holder) x (Number of shares receivable from the conversion)].

Option A – Pay Market Price Loss in Cash. The Corporation must pay the Market Price Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Corporation.

Option B – Add Market Price Loss to Principal Sum. The Corporation must pay the Market Price Loss by converting the Market Price Loss into Series B Preferred Shares at the rate of $1 per Series B Preferred Share and promptly issuing said Series B Preferred Shares to the Holder.

1.6.3. C. If the Corporation fails for any reason to deliver to the Holder the Shares within 2 (two) business days of the Share Delivery Date and if the Holder incurs a Failure to Deliver Loss, then at any time subsequent to incurring the loss the Holder may provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Corporation must make the Holder whole as follows:

Failure to Deliver Loss = [(High trade price at any time on or after the day of conversion) x (Number of shares receivable from the conversion)].

The Corporation must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Corporation.

2.1        Par value. The Series B Preferred Shares shall have a par value of $.001 per share.

2.2        Dividends and Distributions. Holders of Series B Preferred Shares will be entitled to cash dividends as declared by the Board of Directors on the Common Stock on an as-converted basis with the Common Stock. If the Corporation shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, each Holder shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series B Preferred Shares then held by such Holder had been immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

2.3        Other Dilutive Events. In case any event shall occur as to which the provisions of this Section 2(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 2.3, then, in each such case, the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Section 2.

2.4        No Dilution or Impairment. The Corporation shall not, by amendment of its articles of incorporation or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (A) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of the Series B Preferred Shares, (B) shall not take any action which results in any adjustment of the number of shares of Common Stock issuable upon conversion of Series B Preferred Shares if the total number of shares of Common Stock issuable after the action upon the conversion of the Series B Preferred Shares would exceed the total number of shares of Common Stock then authorized by the Corporation's articles of incorporation and available for the purpose of issue upon such exercise, (C) shall not permit the par value of any shares of stock receivable upon the conversion of the Series B Preferred Shares to exceed the amount payable therefor upon such exercise, and (D) shall not issue any capital stock of any class which, as to the Holders, is preferred as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up.

2.5        Notices. The Corporation will give written notice to each Holder with respect to any matter on which holders of Common Stock are entitled to written notice on an-converted basis with the Common Stock. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.6        Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Shares shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion Date. "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

2.7        Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series B Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series B Preferred Shares to the Corporation unless the full number of Series B Preferred Shares represented by the certificate are being converted. The Holder and the Corporation shall maintain records showing the number of Series B Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series B Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, the Conversion Notices and the Receipt Confirmations shall be controlling and determinative (in the absence of manifest error) in establishing the number of Series B Preferred Shares to which the record holder is entitled. Notwithstanding the foregoing, if Series B Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series B Preferred Shares unless the holder first physically surrenders the certificate representing the Series B Preferred Shares to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series B Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Shares, the number of Series B Preferred Shares represented by such certificate may be less than the number of Series B Preferred Shares stated on the face thereof.

2.8        Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series B Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

2.9        Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series B Preferred Shares.

3.1        Treatment in the Event of Major Transaction. In the event of a Major Transaction (as defined in Section 3.1.1 below), Series B Preferred Shares will be treated (on an as-converted basis) in all respects as Common Stock.

3.1.1        A "Major Transaction" means the occurrence at such time of any of the following events:

(i) the consolidation or merger of the Corporation with or into another Person whereby the Corporation is not the surviving entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or pursuant to a merger after which the holders of the Corporation's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

(ii) the sale, transfer, lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Corporation's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Corporation); or

(iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock or other voting securities of the Corporation is made and accepted by the holders thereof.

3.2        Liquidation, Dissolution, Winding-Up.

3.2.1

In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $1.00 per share (the "Liquidation Preference Amount") of the Series B Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series B Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock and the other classes of stock ranking pari passu with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock. All payments for which this Section 3.2.1 provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Corporation.

3.2.2

A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

3.2.3

Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

3.3	Voting Rights and Related Matters.

3.3.1        Holder of the outstanding Series B Preferred Shares shall not have the right to vote with the Common Stock on any matters that the holders of the Common Stock are entitled to vote.

3.3.2        The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Series B Preferred Shares shall be required for any change to this Certificate of Designations or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Shares.

3.4        Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series B Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such Series B Preferred Shares into Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 4th day of January, 2014.

/s/ Alexander Walsh
Name: Alexander Walsh
Title: Chief Executive Officer

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EXHIBIT I

LITHIUM EXPLORAITON GROUP, INC.
CONVERSION NOTICE

Reference is made to the Certificate of the Designations, Preferences, Rights and Privileges of the Series B Preferred Shares pursuant to the Nevada Business General Corporation Law (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock (the "Series B Preferred Shares"), of Lithium Exploration Group, Inc., a Nevada corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series B Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Series B
Preferred Shares to be converted:
Stock certificate no(s). of Series B Preferred
Shares to be converted:
Please confirm the following information:
Number of shares of Common Stock
to be issued:

Please issue and deliver the Common Stock into which the Series B Preferred Shares are being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

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